Exhibit 10.5
RENEWABLE ENERGY
AGREEMENT

RENEWABLE ENERGY AGREEMENT
//PROJECTCO
&
//CUSTOMERCO
//PROJECTNAME
The “Execution Date,” _____________
2019 February DOCUMENT TEMPLATE

Table of Contents

		1 CONTENTS
1	Recitals		6

2	Terms and Definitions		6

	2.1	Terms Defined	6

	2.2	Terms Defined Inline	6

	2.3	Specifically Defined	6

	2.4	Terms Not Specifically Defined	6

3	Description of Facility		6

	3.1	The Site	6

	3.2	Project Area	6

	3.3	Generating Facility	6

	3.4	Supporting Infrastructure	7

4	Provider’s Responsibilities		7

	4.1	Interconnection	7

	4.2	Safety	7

	4.3	Standard of Care	8

	4.4	Initial Construction	8

	4.5	Production of Energy	8

	4.5.1	Quality of Energy	8

	4.5.2	Required Outages	8

	4.6	Continued Operation	8

	4.7	Insurance	9

	4.8	Metering	9

	4.9	Billing and Reporting	10

	4.10	Schedule	10

	4.11	Taxes	10

	4.12	Security	11

	4.12.1	Right to Record	11

	4.13	Permitting	11

	4.14	Cooperation	11

	4.15	Record Keeping and Inspection	11

	4.16	Decommissioning	11

5	Receiver’s Responsibilities		12

	5.1	Interconnection	12

	5.2	Safety	12

	5.3	Standard of Care	12

	5.4	Purchase of Energy	12

	5.5	Insurance	13

	5.6	Billing and Payment	13

	5.7	Renewable Energy Credits	13

	5.8	Security and Access	13

	5.9	Cooperation	13

	5.10	Electricity Emergency Declaration	13

	5.11	Right to Inspect	14

	5.12	Parent Guarantee	14

6	Purchase Rates		14

	6.1	Term	14

	6.2	Energy Purchase Rates Initial Term	14

	6.3	Extended Term Purchase Price	14

	6.4	Buyout Options	14

	6.5	Termination for Convenience	15

	6.6	Renewable Energy Credits	15

7	Option to Extend Agreement		15

8	Limitations of LIability and Indemnification		15

	8.1	Indemnification	15

	8.2	Limits of Liability	15

9	Assignment		16

	9.1	Unconditional Assignment by Receiver	16

	9.2	Conditional Assignment by Receiver	16

	9.3	Assignment by Provider	16

10	Disputes and Modifications		17

	10.1	Billing Disputes	17

	10.2	Non-Billing Disputes	17

11	[Land Lease and ]Easement		18

12	Defaults		18

	12.1	Default Defined	18

	12.2	Provider Default	19

	12.3	Receiver Default	19

13	Representations and Warranties		19

	13.1	Receiver’s Representations and Warranties	19

	13.2	Provider’s Representations and Warranties	19

14	General Provisions		20

	14.1	Jurisdiction	20

	14.2	Drafting and Interpretation	20

	14.3	Communication, Invoices, and Notices	20

	14.4	Force Majeure	21

	14.5	Confidentiality	21

	14.6	Title and Risk of Loss	22

	14.7	Title to Site Data	22

	14.8	Amendments	22

	14.9	Forward Contract	23

	14.10	Execution	23

	14.11	Binding Nature	23

	14.12	Relationship of Parties	23

	14.13	Severability and Survival	23

	14.14	Entire Agreement	23

	14.15	Ongoing Representations for Financing	23

	14.16	Special Conditions	23

Exhibits

A.	Definitions

B.	Site Map

C.	Site Drawings

D.	Form of Invoice

E.	Schedule

F.	Land Easements

G.	Purchase Price and Fair Market Value Determination

H.	Hazardous Material Disclosure

1RECITALS
This Renewable Energy Agreement, the “Agreement”, is executed by and between the “Provider”, //PROJECTCO, a Delaware Limited Liability Company and the “Receiver”, //CUSTOMERCO, an Ohio Limited Liability Company.
WHEREAS the Receiver owns an “Industrial Facility”, //MANUFACTURING PLANT, that consumes electricity.
WHEREAS the Receiver desires to purchase electric energy generated by wind turbines to power, in part or whole, the Industrial Facility.
WHEREAS the Provider desires to construct, own, and operate a wind energy facility at the Receiver’s Site and furnish the electric energy produced to the Receiver.
WHEREAS the Provider desires a land lease and a utility and access easement necessary to construct and operate the Generating Facility and Supporting Infrastructure and Receiver desires to grant the land lease and a utility and access easements to the Provider.
WHEREAS the Provider and Receiver agree to the terms of this Agreement.
2TERMS AND DEFINITIONS
2.1Terms Defined
Terms shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. For convenience, defined terms will be capitalized in this Agreement, but defined terms used herein maintain their meaning regardless of capitalization and in no case shall failure to capitalize a term be construed as providing alternate meaning to the term.
2.2Terms Defined Inline
When a term is in quotation marks in this document, it shall be construed that that clause or statement defines the term. Inline definitions shall take priority over all other term definitions.
2.3Specifically Defined
Unless defined inline, terms shall have the meaning defined in Exhibit A.
2.4Terms Not Specifically Defined
The plain meaning of terms not defined in this Agreement and otherwise used in this Agreement shall apply, unless such unlisted terms have meanings as commonly used in Prudent Wind Industry Practices, in which case the Prudent Wind Industry Practices meaning shall apply to the extent such meanings would be reasonably understood by a person similarly situated as the Receiver.
3DESCRIPTION OF FACILITY
3.1The Site
The “Site” shall include the Project Area, the Generating Facility, and the Supporting Infrastructure.
3.2Project Area
The “Project Area” shall consist of the approximately //LAND DESCRIPTION. The Project Area is further described by the “Site Map” in Exhibit B.
3.3Generating Facility
The “Generating Facility” shall consist of the following:
A.[Two/Three 1.5 Megawatt Goldwind GW 87/1500] Wind Turbines inclusive of their blades, generator, nacelle, and power conversion systems;
B.The towers, foundations, and other structures material to the support of the wind turbine;

C.The low voltage collection system and the pad mount transformers at the bases of the wind turbine; and
D.All ancillary structures and systems necessary to produce energy including the Industrial Control System, the “ICS”, and the Supervisory Control and Data Acquisition System, the “SCADA System”.
3.4Supporting Infrastructure
The “Supporting Infrastructure” shall consist of the following:
A.The high voltage (34,500 volt) collection system, both underground and overhead, extending from the wind turbine pad mount transformer to the grounding transformer, the turbine switchgear, the interconnection switchgear, and the Generator Point of Common Coupling “GPCC” [including junction boxes necessary for system isolation as further described in Site Drawings];
B.The fiber-optic and communication systems, including buried, above ground, wired, and wireless, that connect the wind turbines, the Control Equipment Enclosure, the switchgear, and other miscellaneous components necessary for the operation of the Generating Facility;
C.The access roads and crane pads;
D.The utility pole, inclusive of equipment installed on the pole, for the interconnection; and
E.The Control Equipment Enclosure.
4PROVIDER’S RESPONSIBILITIES
4.1Interconnection
Provider shall design and physically construct and operate the Generating Facility and Supporting Infrastructure in a manner consistent with the requirements of the Interconnection Agreement. Provider shall provide design documents, all supporting information, and all payment necessary for Receiver to secure an Interconnection Agreement with Utility. Provider shall support and cooperate with Receiver’s efforts to secure and maintain an Interconnection Agreement for a Net Metered project. The “Interconnection Agreement” is a distributed generation interconnection agreement with the Utility, the form of the Interconnection Agreement shall be determined by the standard template from the Utility.
4.2Safety
At all times, in the performance of its obligations under this Agreement, Provider shall operate in a safe manner. Provider shall maintain a safety program, a current copy which shall be provided to the Receiver. The Provider’s safety program shall, at a minimum, meet or exceed all applicable legal requirements for worker and workplace safety, including 29 CFR 1926 and 29 CFR 1910 (OSHA) as applicable. Provider shall be responsible for enforcing the safety program on all employees and subcontractors during the Term of this Agreement.
In the event the Provider is notified by the Receiver of a safety concern, the Provider shall promptly address said safety concern.
The Provider shall promptly notify the Receiver if the Provider or any of its contractors experience a recordable injury, a lost time injury, a death, or a major equipment incident associated with the Site.
In the event the Provider or any of its contractors experience any of the following at the Site, the Receiver may, in the Receiver’s sole discretion, require that the Provider, at the Provider’s sole cost, adhere to additional safety procedures or requirements as determined by the Receiver.
A.More than two (2) recordable injuries in any twelve (12) month period
B.More than one (1) lost time injury in any twelve (12) month period
C.A death resulting from an injury
While working at the Receiver’s Industrial Facility, the Provider shall adhere to the Receiver’s safety plan. In the event that the Provider’s safety plan is more restrictive than the Receivers’ in a particular topic, the more stringent safety plan shall govern while working on the Receiver’s property.

4.3Standard of Care
At all times during the engineering, construction, operation, and maintenance of the Site, the Provider shall work, and cause all subcontractors to work, in a workmanlike manner consistent with Prudent Wind Industry Practices.
4.4Initial Construction
“Initial Construction” shall be the period of construction that commences with the execution of this Agreement and ends when the Generating Facility and Supporting Infrastructure are producing energy.
Provider shall construct, and bear all costs for the construction of, the Generating Facility and the Supporting Infrastructure. The site map is attached as Exhibit B. The location of the turbines shall be as identified in Exhibit C. Changes to the location, the turbine model, or the essential characteristics of the Generating Facility shall be made only with the written permission of the Receiver and such permission shall not be unreasonably withheld. The basis for all design shall be the current Site Drawings, Exhibit C. The Provider shall, during the construction of the Supporting Infrastructure, make all reasonable efforts to accommodate requests of the Receiver with respect to location, style, and identification of the Supporting Infrastructure.
Provider shall use commercially reasonable efforts to minimize disturbance to the Receiver’s facility during construction at the Site. Provider shall keep the Site clean, orderly, and as close as possible to original condition during and after construction.
At the completion of the Initial Construction of the Generating Facility and Supporting Infrastructure, the Provider shall give the Receiver written notice and the Receiver shall have 15 business days to confirm, in writing, that the Site has been left in an acceptable condition. If the Receiver does not either approve or reject the condition of the site within the aforementioned time limit then the Site shall be deemed to have been left in acceptable condition.
4.5Production of Energy
The Generating Facility shall be designed to produce energy that will be supplied to the Receiver’s existing high voltage distribution system and interconnected at the Point of Common Coupling behind the Receiver’s existing utility meter under a Net Metering agreement with the Utility.
The Generating Facility and the Supporting Infrastructure shall be designed to comply with applicable Utility standards, the Interconnection Agreement, and specifically IEEE 1547.
4.5.1Quality of Energy
The energy produced by the Generating Facility shall be at a voltage to match the Utility, and shall be of a character that does not disrupt or degrade the quality of the energy regularly available from the grid. Additionally, the energy shall be supplied with a Power factor between 0.95 leading and 0.95 lagging, as selected by Receiver. Provider shall make all commercially reasonable efforts to accommodate any energy quality requests made by Receiver provided the requests are in accordance with the Interconnection Agreement and Prudent Wind Industry Practices.
4.5.2Required Outages
Provider shall make commercially reasonable efforts to minimize the number and duration of outages to Receiver’s existing plant infrastructure. In the event that an outage to the Receiver’s existing infrastructure is required, the Provider shall make all efforts to coordinate that outage with Receiver as far in advance as possible. In the event of an emergency that necessitates a plant outage, Provider shall make all efforts to minimize disruption to Receiver’s plant. In an emergency, the operation of Receiver’s plant shall take priority over restoring the Generating Facility to operation.
4.6Continued Operation
Provider intends to operate the Generating Facility throughout the Term of this Agreement. Provider shall make commercially reasonable efforts to continue the operation of the Generating Facility and shall minimize all delays and interruptions in operations. In the event a wind turbine becomes inoperable, Provider shall use commercially reasonable efforts to restore the wind turbine to operation.

If Provider becomes aware of a situation that will prevent the operation of one or more wind turbines for more than 48 hours, then Provider shall give Receiver written notice of the situation, what is proposed to be done to fully resolve the situation, and the expected duration of the situation.
Provider shall, at the Provider’s expense, regularly maintain the Generating Facility and Supporting Infrastructure in accordance with Prudent Wind Industry Practices.
4.7Insurance
During the Initial Construction of the Generating Facility and Supporting Infrastructure, Provider shall maintain the following insurance coverage and cause all subcontractors to maintain the following insurance coverage:
A.Commercial General Liability coverage of not less than $2,000,000 per occurrence
B.Excess Liability coverage of not less than $3,000,000 per occurrence
C.Commercial Automobile Liability coverage of not less than $1,000,000 per occurrence
D.Construction All Risk coverage of not less than the full replacement value of the Generating Facility and Supporting Infrastructure
E.Workers’ Compensation coverage as required by applicable law
After the Initial Construction of the Generating Facility and Supporting Infrastructure is complete, Provider shall maintain the following insurance coverage for the Term of the Agreement:
A.Commercial General Liability coverage of not less than $2,000,000 per occurrence
B.Excess Liability coverage of not less than $3,000,000 per occurrence
C.Commercial Automobile Liability coverage of not less than $1,000,000 per occurrence
D.Workers’ Compensation coverage as required by applicable law
Provider shall name Receiver as an additional insured for all of the above coverage except Workers’ Compensation.
Provider shall cause all Major Subcontractors to maintain insurance coverage, excluding the Construction All Risk coverage, of not less than the amounts described in this section. “Major Subcontractors” shall be those with a subcontract with a total expected value equal to or greater than $250,000 or those subcontractors who are performing work that would reasonably be considered high risk.
The Provider shall cause all Minor Subcontractors to maintain coverage, excluding Construction All Risk and Excess Liability coverage, of not less than the amounts described in this section. “Minor Subcontractors” shall be those with a subcontract (of any level) with a total expected value of less than $250,000 provided that the work being performed would not be considered high risk.
All coverage required in this section shall be maintained with an insurance company that has a credit rating of A or better, as determined by A.M. Best.
4.8Metering
The measurement of energy, both received and supplied, shall be completed at the GPCC. The potential transformers, current transformers, and meter shall be of an accuracy not less than the following:
A.Potential Transformer: ANSI C57.13 : Class 0.6
B.Current Transformer: ANSI C57.13 : Class 0.6
C.Meter: ANSI C12.20 : Class 0.2
The meter shall measure the flow of energy in both directions. The meter shall be available for inspection and remote viewing by Receiver.
Provider shall have a Professional Engineer inspect the meter and certify, in writing, that it is correctly installed and programed to measure energy at the Site. If, at any time, the meter becomes defective, then Provider shall promptly replace the meter with a comparable meter and shall cause a Professional Engineer to again inspect and certify that the meter is properly installed and programmed to correctly measure energy at the Site.

Provider shall maintain electronic records of the metering logs for not less than two (2) years.
Provider, in Provider’s sole discretion, may elect to install a backup measurement system of similar quality. In the event of a defective meter, the burden of the proof shall be on Provider to prove the amount of energy that has been delivered to Receiver.
Provider shall permit Receiver to install a redundant meter if the Receiver, in its sole discretion and cost, elects to do so.
4.9Billing and Reporting
The “Billing Period” shall be from 12:01AM on the first day of the month until midnight on the last day of the month.
Provider shall submit an invoice to Receiver in the form of Exhibit D within seven (7) days of the end of a Billing Period. The bill shall be provided either electronically or via US Mail, subject to the preference of Receiver. The bill shall show starting and ending meter readings for the Billing Period, including both energy received by the Generating Facility and energy provided by the Generating Facility.
The Provider shall invoice the Receiver for the Net Electricity furnished to the Receiver, by the Provider, during the Billing Period. All Net Electricity measurement and billing shall be based in kilowatt hours (kWh).
The bill shall also include reactive energy consumption and generation for informational purposes only.
No later than the 15th of the month, Provider shall prepare and provide a report to Receiver that includes not less than the following information:
A.The generation, by turbine, for the previous month
B.Explanation of any Generating Facility outages lasting longer than four (4) hours during the previous month
C.Expected production vs. actual production for the previous month
D.Estimated production for the next 3 months
E.Explanation of any safety accidents or incidents that occurred at the Site
F.A schedule for any planned service on the Generating Facility or Supporting Infrastructure
4.10Schedule
Provider shall use commercially reasonable efforts to adhere to the schedule contained in Exhibit E.
Provider shall begin to produce energy from all turbines in the Generating Facility no later than the Guaranteed Project Operational Date.
The “Guaranteed Project Operational Date” shall be __________________.
In the event that the Provider fails to meet the Guaranteed Project Operational Date then the Provider shall pay the Receiver Liquidated Damages in an amount of $xx per month for each partial or full month until the Provider begins to produce energy from all turbines in the Generating Facility.
4.11Taxes
Provider shall be responsible for all taxes related to the generation and furnishing of energy produced by the Generating Facility. Receiver shall be responsible for any additional tax liability it incurs as a result of reduced operating costs resulting from the purchase of energy from Provider.
Receiver agrees to cooperate to support Provider in the application for any tax reducing measures including but not limited to the Investment Tax Credit, Production Tax Credit, Payment In Lieu of Taxes and full or partial local tax abatement. Provider shall compensate Receiver for its actual expenses in the cooperation under this section.

4.12Security
During the entire term of this Agreement, Provider shall be responsible for providing physical and electronic security for the Generating Facility and Supporting Infrastructure. At a minimum, the security measures shall include:
A.Lock and key security for the wind turbines
B.Lock and key security for the pad mount transformers and switchgear
C.Lock and key security for the Control Equipment Enclosure
D.SCADA and electronic security consistent with Prudent Wind Industry Practices
4.12.1Right to Record
Provider shall have the right, in its sole discretion, to utilize video and/or audio security in the area immediately surrounding the wind turbines, inside the wind turbines, in the area immediately surrounding the Control Equipment Enclosure, and inside the Control Equipment Enclosure. Provider shall provide posted notice if it elects to use video and/or audio security.
Provider shall have the right to record and preserve indefinitely any video or audio surveillance from the areas identified in this section.
At the request of Receiver, Provider shall provide Receiver with access to any video security being used by Provider at the Site.
4.13Permitting
Provider shall be responsible for obtaining all permits required for construction of the Generating Facility and Supporting Infrastructure.
Receiver shall cooperate with the Provider as necessary to obtain the permits necessary for construction of the Generating Facility and Supporting Infrastructure.
In the event that the Provider, exercising all efforts, is unable to obtain all permits necessary to construct and operate the Generating Facility within 120 days of the execution of this Agreement then either the Provider or the Receiver may terminate this Agreement by providing written notice to the other Party. In the event of a Termination under this clause the Provider shall promptly restore the Site to its original condition and vacate the Site.
4.14Cooperation
Provider shall exercise commercially reasonable efforts to cooperate with Receiver to deal with any issues caused by the installation of the Generation Facility or Supporting Infrastructure that are not directly contemplated in this Agreement.
4.15Record Keeping and Inspection
Provider shall keep and maintain records of the design, construction, and operation of the Generating Facility and Supporting Infrastructure in accordance with Prudent Wind Industry Practices. The records shall be kept for the term of the Agreement and secured using Prudent Wind Industry Practices.
Provider shall make the records available for inspection by Receiver at Receiver’s request.
Provider shall make commercially reasonable efforts to accommodate any physical inspection requests made by Receiver, provided the requests do not violate Provider’s safety program.
4.16Decommissioning
If, and only if, any of the following conditions occur, then the affected wind turbine or turbines shall be considered to be “Terminal”:
A.The term of this Agreement is completed and an extension has not been agreed to
B.A wind turbine is unable to produce energy for two hundred seventy (270) consecutive days
C.Provider elects to declare a turbine as Terminal

In the event that a wind turbine is determined to be Terminal, then, within ninety (90) days, Provider shall, at the Provider’s expense, complete “Decommissioning” by performing the following for that specific wind turbine:
A.Deconstruct the wind turbine and tower
B.Remove the wind turbine, including the blades, generator, nacelle, and tower from the Site
C.Remove the pad mount transformer and supporting foundation
D.Remove the tower foundation to not less than two (2) feet below grade
When all wind turbines at the Site have been determined to be Terminal, then, in addition to the above requirements, Decommissioning, also at the Provider’s expense, shall also include the following which shall be completed within one hundred twenty (120) days:
A.Remove the Control Equipment Enclosure
B.Remove all electrical cables within three (3) feet of grade throughout the Site or if requested by the Receiver, all cables buried by the Provider in conjunction with this Agreement and located on the Receiver’s property.
C.Remove the interconnection pole unless otherwise instructed by Receiver
D.Remove the switchgear, grounding transformer, and supporting foundations
E.Restore areas around the foundations and Control Equipment Enclosure to preexisting condition
F.Complete a final dressing of the Site access roads to a neat and orderly condition
G.Release all easements and/or leases between the Receiver and the Provider, and, if requested by the Receiver, allowing such releases to be recorded by the County
H.Ensure and warrant that the Provider has not left any hazardous materials, introduced by the Provider, on the Receiver’s property
5RECEIVER’S RESPONSIBILITIES
5.1Interconnection
Receiver shall furnish Provider with unrestricted access to the point of interconnection of the Project to Receiver’s side of the grid interconnection. Additionally, Receiver shall cooperate with Provider in the submission of all applications, permits, and agreements related to the interconnection provided that Provider shall bear all external costs associated with the interconnection and the interconnection application. Receiver shall enter into a distributed generation Interconnection Agreement with its Utility, including a Net Metering agreement. Receiver shall have the right to cancel or modify the agreement with the Utility provided that Receiver shall not be relieved of the requirement to purchase energy from Provider.
5.2Safety
Receiver agrees to adhere to the Provider’s Safety Plan in the areas immediately surrounding the Project Site.
Receiver shall provide the Provider with a copy of the Receiver’s safety plan and shall update the Provider in the event that the safety plan is modified.
5.3Standard of Care
At all times, Receiver shall the conduct its operations in a reasonable and prudent manner.
5.4Purchase of Energy
Receiver agrees to purchase all Net Electricity delivered by Provider to the Generation Point of Common Coupling as evidenced by data from a meter that meets the requirements of Section 4.8. “Net Electricity” shall be determined by subtracting the absolute value of the energy consumed by the Generating Facility, as measured in kilowatt hours, from the absolute value of the energy delivered to Provider by the Generating Facility, as measured in kilowatt hours. The Receiver shall purchase the energy at the rates defined in Section 6.2.

5.5Insurance
At all times during the term of this Agreement, Receiver shall maintain the following insurance:
A.Commercial General Liability coverage of not less than $2,000,000 per occurrence
B.Excess Liability coverage of not less than $3,000,000 per occurrence
C.Commercial Automobile Liability coverage of not less than $1,000,000 per occurrence
If the Receiver elects to self-insure, it shall demonstrate coverage levels equivalent to those required by this section and shall, in accordance with relevant state laws, evidence such coverage in writing.
All coverage required in this section shall be maintained with an insurance company that has a credit rating of A or better, as determined by A.M. Best.
5.6Billing and Payment
Receiver agrees to pay all invoices within thirty (30) days of receipt. In the event Receiver disagrees with the invoice then Section 10.1 shall control resolution of the Billing Dispute. All amounts past due shall incur interest at the maximum legal rate permitted or 18% annually, whichever is less. There shall be no reduction in the invoice payment for prompt payment. Billing shall be forwarded by e-mail to the Receiver in accordance with Section 14.3. Provider shall cooperate with Receiver to conduct a good faith reconciliation, summary, or review of the billing at any time.
5.7Renewable Energy Credits
Receiver agrees to maintain an attribute tracking system account to store the Renewable Energy Credits that Provider delivers to Receiver. Alternatively, Receiver, in its sole election, may direct the Provider to retire the Renewable Energy Credits in the name of the Receiver’s Industrial Facility and to furnish the Receiver with a certificate evidencing the retirement.
5.8Security and Access
Receiver shall furnish Provider with access to the Site to allow Provider to complete its obligations under this Agreement. Receiver agrees to exercise reasonable judgment and diligence in securing its property, including the Project, at all times. Provider shall make all efforts to provide Receiver with 24 hours advance notice of the need for access to the Receiver’s property. However, as necessary to protect against immediate threats to life and property, Receiver shall grant Provider emergency access as necessary.
5.9Cooperation
Receiver shall exercise commercially reasonable efforts to cooperate with Provider to deal with any issues caused by the installation of the Generation Facility or Supporting Infrastructure that are not directly contemplated in this Agreement.
5.10Electricity Emergency Declaration
Receiver shall have the right, in its sole discretion, to declare an “Electricity Emergency” whenever the production of electricity by the Provider may be detrimental to the operation of the Receiver’s facilities. In the event that the Receiver declares an Electricity Emergency, the Provider shall immediately, upon receiving notification of the Electricity Emergency, cease production of electricity by the Generating Facility.
The Receiver shall still be responsible for payment for the energy that would have been produced by the Generating Facility if the Electricity Emergency had not been declared. The energy that would have been produced shall be calculated by multiplying the wind speed observed at the top of the wind turbines by the corresponding production from the power curve for the turbine. The calculation shall be at ten (10) minute intervals and shall be completed on a per turbine basis.
In the event Receiver directs Provider to disconnect the Generating Facility at the GPCC, and this act results in on-site wind data not being available, then the energy that would have been produced shall be determined by multiplying the turbine capacity factor for the preceding week by the nameplate rating of the turbines by the duration of the curtailment. The calculation shall be at ten (10) minute intervals and shall be completed on a per turbine basis.

5.11Right to Inspect
At any time during any phase of the project, Receiver shall have the right to inspect any portion of the Site, Generating Facility, or Supporting Infrastructure.
5.12Parent Guarantee
Add if applicable.
6PURCHASE RATES
6.1Term
The Term of this Agreement shall be the earlier of twenty (20) years from the Project Operational Date or the date at which all wind turbines have been declared to be Terminal and the Decommissioning is complete.
6.2Energy Purchase Rates Initial Term
Receiver agrees to purchase all Net Electricity from Provider at the following rates:

A.	For year 1:	$0.0XX per kilowatt hour
B.	For year 2:	$0.0XX per kilowatt hour
C.	For year 3:	$0.0XX per kilowatt hour
D.	For year 4:	$0.0XX per kilowatt hour
E.	For year 5:	$0.0XX per kilowatt hour
F.	For year 6:	$0.0XX per kilowatt hour
G.	For year 7:	$0.0XX per kilowatt hour
H.	For year 8:	$0.0XX per kilowatt hour
I.	For year 9:	$0.0XX per kilowatt hour
J.	For year 10:	$0.0XX per kilowatt hour
K.	For year 11:	$0.0XX per kilowatt hour
L.	For year 12:	$0.0XX per kilowatt hour
M.	For year 13:	$0.0XX per kilowatt hour
N.	For year 14:	$0.0XX per kilowatt hour
O.	For year 15:	$0.0XX per kilowatt hour
P.	For year 16:	$0.0XX per kilowatt hour
Q.	For year 17:	$0.0XX per kilowatt hour
R.	For year 18:	$0.0XX per kilowatt hour
S.	For year 19:	$0.0XX per kilowatt hour
T.	For year 20:	$0.0XX per kilowatt hour
6.3Extended Term Purchase Price
The energy purchase rates during an extension of this agreement, if applicable, shall be determined by mutual agreement.
6.4Buyout Options
Receiver shall have the option, in its sole discretion, to purchase //PROJECTCO, inclusive of all of its assets, on, and only on the milestone dates set forth in Exhibit G (each a “Milestone Date”). All Milestone Dates are measured from the Project Operational Date. The “Purchase Price” for each Milestone Date shall be as defined in Exhibit G and in no event shall the Purchase Price be less than the Fair Market Value as of the Milestone Date, which shall be determined in accordance with Exhibit G.

If, at the time Receiver elects to execute its buyout option, the entity //PROJECTCO has any debt, then the Purchase Price, as defined above, shall include the payoff of all debt by Provider at Provider’s cost (cash- free, debt-free). //PROJECTCO’s long term service contracts and other non-debt related obligations shall remain intact at the time of sale of the entity.
In order to exercise its buyout option, Receiver shall provide written notice to Provider no less than six (6) months prior to the Milestone Date. The Date of Sale shall be the first day following the Milestone Date.
If the Receiver elects to execute its buyout option, then the Provider shall, by mutually agreed upon form, grant the Receiver the necessary easements and leases that are necessary for the continued operation of the Generating Facility throughout the Term of this Agreement and terminate any and all existing utility and ingress/egress easements related to this Agreement by and between Receiver and Provider.
6.5Termination for Convenience
At any time, Receiver may terminate this Agreement for convenience. In the event of a termination for convenience, Receiver shall pay Provider according to the following:
A.Prior to 5 years after Project Operational Date: $XXXXXX
B.More than 5 years after Project Operational Date: the corresponding Purchase Price for the closest Milestone Date proceeding the buyout.
6.6Renewable Energy Credits
The Renewable Energy Credits and any green attributes resulting from the energy produced at the Generating Facility shall be owned by Provider.
Provider shall supply Receiver with an equal amount of Renewable Energy Credits as those generated by the Generating Facility, noting that Provider may procure the Renewable Energy Credits that it provides to Receiver from any domestic source. These replacement Renewable Energy Credits shall be delivered to Receiver not less than annually in accordance with Section 5.7.
7OPTION TO EXTEND AGREEMENT
Provider and Receiver agree to have their respective Responsible Individuals meet for an in-person meeting at the Site to negotiate in good faith to attempt to extend the term of this Agreement. The Parties may elect to extend the Term of this Agreement either under current or revised pricing in five (5) year increments.
Neither Party is obligated to agree to an extension of this Agreement.
Any extension of this Agreement shall be documented using an Amendment.
8LIMITATIONS OF LIABILITY AND INDEMNIFICATION
8.1Indemnification
Provider and Receiver (each, in such case, an “Indemnifying Party”) shall indemnify, defend, and hold the other Party and its employees, directors, officers, managers, members, shareholders, and agents (each, in such case, an “Indemnified Party”) harmless from and against any and all third party claims, suits, damages, losses, liabilities, expenses, and costs (including reasonable attorney’s fees) including, but not limited to, those arising out of property damage (including environmental claims) and personal injury and bodily injury (including death, sickness, and disease) to the extent caused by the Indemnifying Party’s (i) material breach of any obligation, representation, or warranty contained herein and/or (ii) negligence or willful misconduct.
8.2Limits of Liability
For breach of any provision of this Agreement for which an express remedy or measure of damages is provided in this agreement, the rights of the non-defaulting Party and the liability of the defaulting Party shall be limited as set forth in this agreement, as the sole and exclusive full, agreed-upon and liquidated damages, and not as a penalty, and all other damages or remedies are waived. If no remedy or measure of damages is expressly provided, or if a remedy or measure of damages is expressly nonexclusive, the non-defaulting Party shall have the right to exercise all rights and remedies available to it at law or in equity, provided, however, that the liability of the defaulting Party shall be limited to direct, actual damages only, and all other damages and remedies are waived. In no event shall either Party be liable to the other Party for consequential, incidental, punitive, exemplary or indirect damages, lost profits, or business interruption damages, by statute, in tort, contract, or otherwise.
9ASSIGNMENT
9.1Unconditional Assignment by Receiver
Receiver may freely assign its rights and responsibilities under this Agreement provided all of the following conditions are met:
A.The entire Agreement is assigned by Receiver to the assignee (i.e. partial assignment is prohibited);
B.The assignee has a credit rating, as determined by Standard and Poor’s or Moody’s, equal to or higher than Receiver’s credit rating at the time of the assignment
C.The assignee’s, or their affiliate entities’, primary business is not the business of designing or manufacturing of wind turbines
D.The assignee is reasonably expected to be able to fulfill the obligations of the Receiver contained in this Agreement
E.Receiver’s interest in the Project Area, if any, is transferred to the assignee in a concurrent transaction
F.Receiver provides Provider with 30 days advance written notice prior to the assignment and the aforementioned notice contains sufficient detail to document that the conditions of this Section have been met; and
G.The assignment is made as an incidental part of a larger assignment for a legitimate business purpose including but not limited to the sale of the Industrial Facility, sale of the Receiver’s assets, or sale of a division of the Receiver’s Company.
9.2Conditional Assignment by Receiver
If the Receiver wishes to assign its rights and responsibilities under this Agreement but is unable to meet the conditions contained in Section 9.1 then the Receiver may do so, but prior to the Assignment the Provider, in the Provider’s sole discretion, may require any or all of the following restrictions to be met as part of the assignment:
A.Provider may place restrictions on the amount of Site Data that will be shared with assignee including, without limitation, restricting the sharing of all Site Data other than Net Energy production; and/or
B.Provider may restrict the assignee’s right to inspect the Generating Facility and Supporting Infrastructure for the purpose of protecting the intellectual property and trade secrets of the Generating Facility and Supporting Infrastructure; and/or
C.Provider may require that a prepayment or a letter of credit (the election of which security method to be used shall be by Receiver) be issued by either the Receiver or the assignee for the full outstanding amount of the expected energy payments during the Term of this Agreement provided that in such case Provider shall still be responsible for continuing the performance of their obligations under this Agreement.
In the event of a conditional assignment by Receiver, the Receiver shall provide the Provider with 30 days advance written notice of the assignment and the Provider shall have 20 days from receiving the aforementioned notice to declare, in writing to the Receiver, which, if any, of the above conditions are being imposed on the assignment.
9.3Assignment by Provider
Provider shall not assign its rights or obligations under this Agreement provided, except, that Provider is free to change ownership interests in the Provider without restriction or notification to Receiver. In all cases of Assignment by Provider either One Energy Capital LLC or One Energy Capital Corporation will remain as the sole manager of the Provider.
10DISPUTES AND MODIFICATIONS
10.1Billing Disputes
In the event that either Party disagrees with a regular invoice related issue including form, accounting, energy quantity, billing arithmetic, rate, or any other issue directly related to the amount invoiced or paid then the dispute shall be deemed a “Billing Dispute” and this Section shall be used to resolve the Billing Dispute. A Party may use a consultant, on its behalf, to conduct or review billing matters provided that only a Party may initiate a Billing Dispute under this section. All Billing Disputes must be initiated within 1 year of the applicable bill that is the subject of the dispute.
All disputes related to billing for generated electricity shall be settled in the following manner:
A.First by informal efforts by the employees of the Provider and Receiver.
B.Second, by the Party initiating the Billing Dispute documenting their dispute, and the justification thereof, in writing, and providing the other Party with the opportunity to respond similarly in writing. Each party shall have 5 Business Days to provide their respective written dispute and response.
C.Third, by an in person one-on-one meeting of the Provider’s and Receiver’s Responsible Parties. The meeting shall be conducted at the Project Site and shall take place within 15 Business Days of receiving written request from either Party.
D.Finally, by a technical determination by a Registered Professional Engineer selected by mutual agreement of the Parties and paid for by the losing Party. The Registered Professional Engineer shall be licensed in the State of Ohio and shall be directed to determine the technical accuracy of the invoice.
If, the above efforts are exhausted and the Billing Dispute remains unresolved then, and only then, the dispute shall be considered a Non-Billing Dispute and shall be resolved in accordance with Section 10.2
In all cases, all undisputed amounts shall be paid promptly in accordance with this Agreement.
10.2Non-Billing Disputes
All disputes that arise under this Agreement that are not Billing Disputes, or are exhausted Billing Disputes, shall be settled in accordance with this Section. All efforts shall be used by both Parties to resolve all disputes as quickly and cost effectively as possible.
A.First by providing written notice of dispute to the other party. The written notice of dispute shall contain a detailed explanation of the justification for the dispute and clearly state the desired outcome. The opposing Party shall have 15 Business Days to provide a similar written response to the issues raised by the disputing Party.
B.Second, by good faith and in-person meeting at the Site by both Responsible Parties. The meeting shall take place within 15 Business Days of receiving written notice that the above written response is not an acceptable resolution to the dispute. Prior to this meeting the Parties shall each provide a written explanation of their position, and if any facts are undisputed, then as to such undisputed facts the Parties shall stipulate to the same. Each Party shall supply to the other any documentation supporting its position and any stipulated facts. Notes shall be taken by each Party at this meeting and exchanged. These written explanations and notes shall be considered admissible in future legal discovery. This meeting shall not be considered a settlement meeting.
C.Third, for all disputes where technical issues, as opposed to legal or contractual issues, are in question, the Parties shall, after the on-site meeting, promptly agree on and hire an independent Registered Professional Engineer, or Engineering Firm, to consider the facts and present a sealed (stamped) written technical opinion on the technical areas of the dispute. The Registered Professional Engineer shall be licensed in the State in which the Site is located. This sealed (stamped) technical opinion shall be used, when possible, by both Parties to mitigate costs associated with damages. The Party that originally initiated the dispute shall pay for the Registered Professional Engineer until the overall dispute is resolved and the prevailing Party is determined.
D.Lastly, if the dispute, after the conclusion of the process set out above, is still unresolved then any Party may pursue legal action to resolve the dispute in the court having jurisdiction.
The Prevailing Party shall be entitled to recover all reasonable external costs necessary to enforce this Agreement including attorney’s fees, court fees, mediation fees, and expert witness fees. The maximum allowable hourly billing rate for the purpose of determining reasonable attorney’s costs shall be $400 per hour.
The “Prevailing Party” shall be the Party that prevails (whether affirmatively or by means of a successful defense) with respect to claims having the greatest value or overall importance as reasonably determined by the court.
11[LAND LEASE AND ]EASEMENT
[Receiver hereby agrees to grant Provider a ground lease for the areas identified as “Leased Areas” in Exhibit B (“Lease”), which shall include without limitation a 300 foot square circumscribed around the Generating Facility. The term of the Lease shall be the Term of this Agreement unless the Receiver has defaulted on this Agreement in which case the term of the Lease shall be the useful life of the original Generating Facility. The payment for this Lease shall be $100.00 per year and shall be due on the date of the execution of the Lease and payable annually.
The Lease shall not be payable by offset. The form of the Lease shall be that attached as Exhibit F-1, incorporated herein by this reference. A memorandum of the Lease shall be executed by Receiver and Provider and recorded in the real property public records of the county in which the Site is located, as more particularly described in the Lease.]
Receiver and Provider agree to cooperate to determine routing of collection system across Receiver's property to the PCC. Once final routing is mutually agreed to, the Receiver agrees to grant the Provider a “Utility Easement” and “Access Easement” as necessary to install and access the collection line. The term of the easement(s) shall be the Term of this Agreement unless the Receiver has defaulted on this Agreement in which case the term of the Easements shall be the useful life of the original Generating Facility. The form of each such easement shall be that attached hereto as Exhibit F, incorporated herein by this reference. Each such easement shall be fully executed by Receiver and Provider, and shall be recorded in the real estate public records of the county in which the Site is located.
Receiver agrees that the easement(s) shall encumber the title to the Site (and any property owned by Receiver in which the Site is located), run with the land thereof for the Term, and shall survive any future sale of the property within which the Site is located. In the event of a termination and thus Decommissioning, the Provider shall abide by Section 4.16.
If the Receiver elects to execute its buyout option, then Provider shall release all easements and/or leases between the Receiver and the Provider, and, if requested by the Receiver, allowing such releases to be recorded by the County.
12DEFAULTS
12.1Default Defined
The occurrence of one or more of the following shall constitute an event of “Default”:
A.A Party voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or becomes insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors.
B.Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against a Party and such proceedings remain undismissed or unstayed for a period of 180 days.

C.A Party is in material breach of its obligations under this Agreement and such material breach continues uncured for thirty (30) days after receipt of written notice from the other Party; provided that so long as the first Party is exercising diligent efforts to cure such breach, the first Party shall be entitled to an additional (60) days period of time required to cure such breach.
D.With respect to the Provider only, all wind turbines at the Site are determined to be Terminal.
12.2Provider Default
In the event of a Default by the Provider the Provider shall, in the sole election of the Provider, either commence and complete Decommissioning or surrender the Generating Facility and Supporting Infrastructure to the Receiver. If the Provider elects to surrender the Generating Facility and Supporting Infrastructure to the Receiver then the Provider shall release all easements and/or leases between the Receiver and the Provider, and, if requested by the Receiver, allowing such releases to be recorded by the County and grant the Receiver an easement and/or lease as necessary to continue to operate the Generating Facility during the Term. If the Receiver declines the surrender, then the Provider shall complete Decommissioning pursuant to Section 4.16 solely at the Provider’s expense.
12.3Receiver Default
In the event of a Default by the Receiver the Provider shall be entitled to payment for the full expected electricity production of the facility during the Term of this Agreement. The full cost shall be calculated by multiplying the historical mean Net Electricity by the corresponding future energy purchase rates identified in Section 6.2.
Alternatively, the Receiver and Provider agree to use commercially reasonable efforts (which may include approaching potential alternate receivers) to cooperate to ensure the Provider receives an equal or greater payment during the same Term for energy production by the Generating Facility. This may include, but is not limited to, modifying the Supporting Infrastructure to generate energy directly on to the Utility’s distribution system. The Receiver shall be responsible for all upgrade costs and shall, if necessary, be responsible for trueing-up the rate received from the Utility to ensure that the Provider receives not less than the original rates defined in Section 6.2. In no event shall cooperative efforts under this clause be construed against the Forward Contract provisions of Section 14.9. The cooperative efforts of this clause shall be construed as using reasonable efforts to mitigate damages only.
13REPRESENTATIONS AND WARRANTIES
13.1Receiver’s Representations and Warranties
As of the date of execution of this Agreement the Receiver represents and warrants to Provider the following:
A.The Project Area is free of Hazardous Materials other than those disclosed Exhibit H.
B.Receiver represents and fully warrants to Provider that Receiver is the owner of all real property rights necessary grant the lease and easement(s) described in Exhibit F, and Receiver further represents that Receiver does not require the consent of any lender or any other third party to do so.
C.Receiver is a limited liability company duly organized, validly existing and in good standing under the laws of Ohio.
D.The execution, delivery and performance of this Agreement by Receiver has been duly authorized by all necessary corporate actions required by the Receiver and does not conflict with any other obligations of the Receiver or any laws applicable to the Receiver.
E.The Obligations hereunder are enforceable against Receiver, except to the extent limited by law.
13.2Provider’s Representations and Warranties
As of the date of execution of this Agreement the Provider represents and warrants to Receiver the following:
A.Provider is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
B.All estimates made by Provider that relate to the production of the Generation Facility have been made in good faith and are in line with Prudent Wind Industry Practices.

C.The execution, delivery and performance of this Agreement by Provider has been duly authorized by all necessary corporate actions required by the Provider and does not conflict with any other obligations of the Receiver or any laws applicable to the Provider.
D.The Obligations hereunder are enforceable against Provider, except to the extent limited by law.
14GENERAL PROVISIONS
14.1Jurisdiction
This Agreement shall be construed, interpreted, and the rights of the Parties determined in accordance with the laws of the State of Ohio without reference to its choice of law provisions.
The Parties hereby irrevocably submit to the jurisdiction of the Federal District Court for the Northern District of Ohio and the Court of Common Pleas for the County of Hancock over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby; and each Party hereby irrevocably (i) agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court, and (ii) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.
14.2Drafting and Interpretation
The section, paragraph, and clause titles contained in this Agreement are for convenience and reference only, and in no way define, describe, extend, or limit the scope of intent of this Agreement or the intent of any provision contained therein.
The Parties agree that this Agreement was mutually drafted and that both Parties had the opportunity to contribute to the contents of this Agreement.
In the event of a conflict in this Agreement, the following order of precedence shall apply with the highest precedent listed first:
A.Properly executed Amendment
B.Definitions inline
C.Definitions in Exhibit A
D.This Agreement exclusive of exhibits
E.The exhibits of this Agreement
14.3Communication, Invoices, and Notices
Communication required under or pertaining to this Agreement shall be by electronic mail, certified mail via the United States Postal Service, or Federal Express, provided that in all cases a receipt or other form of confirmation of receipt must be obtained.
Communication, Invoices and Notices must be directed to the following contact information, which may be amended by either Party by providing written notice to the other Party.
Provider    Jereme Kent, General Manager
//PROJECTCO
12385 Township Rd. 215
Findlay, OH 45840
[***]
[***]

Receiver:
Both Provider and Receiver shall designate, in writing, a “Responsible Individual” authorized to act on behalf of the respective Party. Responsible Individuals shall have the authority to negotiate and administer this Agreement on behalf of the respective Party and their decisions shall be binding on the respective Party. The Parties may designate a new Responsible Individual at any time by providing written notice, signed by an officer of the company, to the other Party provided that a Party will have one and only one Responsible Individual at any one time.
The Responsible Individuals, as designated at the time of execution of this Agreement are:
Provider:    Jereme Kent, General Manager
//PROJECTCO
12385 Township Rd. 215
Findlay, OH 45840
[***]
[***]
Receiver:
14.4Force Majeure
A “Force Majeure” event is any extraordinary event beyond the control of the Parties that would not have been prudent to anticipate and that significantly impaired the Party’s ability to perform one or more of its obligations in this Agreement.
In the event a Party is unable to complete its obligations under this Agreement due to a Force Majeure event, the Party shall immediately notify the other Party of the existence and anticipated effect of the Force Majeure event. The Party affected by the Force Majeure event shall be allowed a reasonable accommodation to recover from the Force Majeure event provided that the existence of the Force Majeure event does not excuse either Party from completing their obligations under this Agreement.
The burden of proof for the existence of a Force Majeure event shall be on the Party claiming the event.
If power production is compromised by a Force Majeure event then the Receiver shall not be responsible for payment for lost power production provided that the Receiver is making commercially reasonable efforts to recover from Force Majeure event.
14.5Confidentiality
For purposes of this Agreement, "Confidential Information" means any and all documents, materials, data, and other information of any nature whatsoever (whether written, oral, electronic, or otherwise) relating to the work or the Project that may be provided or disclosed by a Party, its subcontractors or their Affiliates (individually, a "Disclosing Party") to the other Party, its Subcontractors or their Affiliates (individually, a "Receiving Party") in connection with the work or this Agreement, including such confidential information as has been furnished to Provider by Turbine Supplier. Notwithstanding the foregoing, Confidential Information shall not include the following: (i) information that, at the time of disclosure by the Disclosing Party, is publicly available, or information that later becomes publicly available through no act or omission of the Receiving Party in violation of the terms hereof; (ii) information that the Receiving Party can demonstrate was in its possession prior to disclosure by the Disclosing Party; (iii) information received by the Receiving Party from a third party who, to the best of the Receiving Party's knowledge, did not acquire such information on a confidential basis either directly or indirectly from the Disclosing Party; (iv) information that the Receiving Party can demonstrate was independently developed by it or for it and that was not obtained, in whole or in part, from the Disclosing Party; or (v) information that the Disclosing Party authorizes the Receiving Party to disclose.
The Receiving Party agrees to keep confidential all Confidential Information disclosed to it by the Disclosing Party and, unless authorized in writing in advance by the Disclosing Party or otherwise provided in this Article 14, shall not disclose such Confidential Information to any other person or entity. Notwithstanding the foregoing,
A.Receiver, as Receiving Party, may disclose Confidential Information to its officers, employees, insurers, bankers, financiers, advisors, and agents who, in all such cases, reasonably need to know such Confidential Information in connection with Receiver’s fulfillment of its obligations under this Agreement;
B.Provider, as Receiving Party, may disclose Confidential Information to its officers, employees, Subcontractors, bankers, financers, advisors, and agents who, in all such cases, reasonably need to know such Confidential Information in connection with Provider’s fulfillment of its obligations under this Agreement; and
C.A Receiving Party may disclose Confidential Information to its successors or affiliates; provided that, in each case, the Receiving Party shall inform such recipients of the confidential nature of such Confidential Information and shall remain liable for any disclosures thereof.
In the event that a Receiving Party is required by law to disclose any Confidential Information, the Receiving Party shall provide immediate notice of such requirement to the Disclosing Party, and shall cooperate with the Disclosing Party in its efforts, if any, to obtain an appropriate protective order. If, in the absence of a protective order, the Receiving Party nonetheless, in the opinion of its counsel, is required by law to disclose such Confidential Information, then the Receiving Party may so disclose such Confidential Information without liability hereunder; provided however, the Receiving Party shall furnish only that portion of material which is legally required to be disclosed and, upon the Disclosing Party's request, cooperate, at the Disclosing Party's expense, to obtain assurances that confidential treatment shall be accorded to such information.
14.6Title and Risk of Loss
Provider shall have Title to the Generating Facility and Supporting Infrastructure. The Provider shall have risk of loss for all equipment that comprises the Generating Facility and Supporting Infrastructure.
14.7Title to Site Data
Provider shall have Title to all Site Data. “Site Data” shall mean all data generated by the Generating Facility and Supporting Infrastructure. Provider agrees to not use the Site Data in any manner that would have an adverse impact on the Receiver.
Upon request from Receiver, Provider agrees to provide Receiver with copies of all Site Data. Provider grants Receiver an unconditional license to use all Site Data. Receiver agrees not to use Site Data in a manner that would have an adverse impact on Provider. Receiver agrees that Site Data shall be considered Confidential Information.
Either the Provider or Receiver may use the wind turbine availability and electricity production statistics, including energy yield and capacity factor, publicly.
14.8Amendments
“Amendment(s)” are documents that are mutually agreed to and mutually executed by the Parties’ Responsible Individuals and modify one or more clauses, conditions, or terms of this Agreement. Neither Party shall be obligated to execute an Amendment. Amendments, when mutually executed, take precedence over this Agreement.
This Agreement may only be modified by Amendments. All Amendments must by physically signed in the same manner required for the execution of this Agreement and they must contain the phrase “Amendment” clearly printed on the document.

Emails and regular communication used in the course of performing the Parties’ obligations under this Agreement are not Amendments and do not modify the terms of this Agreement.
14.9Forward Contract
The Parties acknowledge and agree that the Agreement and the transactions consummated thereunder constitute a “Forward Contract” within the meaning of the United States Bankruptcy Code and that each of Provider and Receiver is a “Forward Contract Merchant” within the meaning of the United States Bankruptcy Code.
14.10Execution
This Agreement shall be executed in two identical and complete printed copies, each executed by both parties with wet signatures and with each copy being considered an original.
14.11Binding Nature
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
14.12Relationship of Parties
Provider shall exercise independent professional judgment in the performance of this Agreement. Receiver shall have neither the right to control, nor have any actual, potential or other control over the means and methods by which Provider nor its Subcontractors conducts its independent business operations. Neither Provider nor its Subcontractors nor their respective employees shall be statutory agents, representatives, or employees of Receiver in the performance of the work. Furthermore, the Parties agree that Provider shall not be a partner or joint venturer of Receiver with respect to the work.
14.13Severability and Survival
Any provision(s) of this Agreement that expressly or by implication comes into or remains in full force following the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.
Should any provision of this Agreement for any reason be declared invalid or unenforceable by any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in full force and effect as if this Agreement had been executed without the invalid portion.
14.14Entire Agreement
This Agreement and the other documents, agreements, and/or provisions in other agreements referenced in this Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede any and all prior and contemporaneous written and oral agreements, proposals, negotiations, warranties, guarantees, understandings, and representations pertaining to the subject matter hereof.
14.15Ongoing Representations for Financing
Both Parties acknowledge that from time to time it may be necessary to provide an ongoing representation related to this Agreement to support the one of the Parties normal business operations or business financing including without limitation full-force and effect, validity, no default letters. The Parties agree to cooperate to provide such normal and customary representations throughout the Term of this Agreement.
14.16Special Conditions
If any
Execution on following page.

The undersigned, intending to be legally bound, duly executed this Renewable Energy Agreement as of the day and year identified in the preamble to this Agreement.

PROVIDER	RECEIVER

//PROJECTCO	//CUSTOMERCO

By: One Energy Capital Corporation,	By:

an Ohio Corporation	Name:

its Manager	Title:

By:

Jereme Kent

President
EXHIBITS
A.DEFINITIONS
B.SITE MAP
C.SITE DRAWINGS
D.FORM OF INVOICE
E.SCHEDULE
F.LAND EASEMENTS
G.PURCHASE PRICE AND FAIR MARKET VALUE DETERMINATION
H.HAZARDOUS MATERIAL DISCLOSURE

Exhibit A:
Definitions
Business Day means every day other than a Saturday, Sunday or a day on which banks are required or authorized by law or executive order to close in the State in which the Project is located or other nationally recognized holiday.
Generator Point of Common Coupling (GPCC): The point, as determined and certified by a Professional Engineer in the applicable drawings, where the Provider’s Supporting Infrastructure and Generating Facility system interconnect with the Receiver’s electrical distribution system.
Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, pollutants or wastes of any nature regulated by any environmental law applicable at the Site.
IEEE 1547 means the Standard for Interconnecting Distributed Resources with Electric Power Systems, inclusive of all sub publications, as published by the Institute of Electrical and Electronics Engineers.
OSHA means 29 CFR 1926 or 29 CFR 1910, whichever is applicable, as those provisions may be amended from time to time.
Parties (Party): The Receiver, the Provider, or the Receiver and the Provider, as determined by context.
PCC, Point of Common Coupling: The point in the electrical distribution system, as defined by the Utility, where the Receiver’s system interconnects with the Utility’s system.
Project Operational Date: The date upon which the Generating Facility, including all turbines, begins to produce energy and begin normal operation.
Prudent Wind Industry Practices means, in connection with the design and construction of, with respect to Buyer, and the supply, commissioning, repair or replacement of components for, as applicable, with respect to Supplier, wind energy generation systems of a type and size and having geographical and climatic attributes similar to the Project, those practices, methods, specifications and standards of safety, performance, quality, dependability, efficiency and economy generally recognized by industry members in the US as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with applicable laws, reliability, safety and expedition. Prudent Wind Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.
Renewable Energy Credit: An intangible certificate, as determined by applicable State and National laws, equal to one megawatt-hour of produced electricity and evidencing said production by a qualified renewable energy resource and registered with GATS, M-RETS, Green-e, or other similar accredited attribute tracking system in general use by the utility industry.
Turbine Supplier: Goldwind USA Inc., its parent or affiliate.
Utility: [TBD as appropriate].